Exhibit 99.1

News Release

Edgewise Therapeutics Reports Third Quarter 2025 Financial Results and Recent Business Highlights

– Pivotal GRAND CANYON cohort of sevasemten in Becker expected to read out in Q4 2026; building infrastructure to support potential commercial launch –

– MESA open-label extension trial of sevasemten in Becker muscular dystrophy continues to enroll nearly all eligible participants –

– Continuing to advance Phase 2 CIRRUS-HCM trial of EDG-7500 in Hypertrophic Cardiomyopathy; on track to provide program update in Q4 2025 –

– Initiated Phase 1 healthy adult trial of EDG-15400 for future studies in Heart Failure –

Boulder, Colo., (November 6, 2025) – Edgewise Therapeutics, Inc., (Nasdaq: EWTX), a leading muscle disease biopharmaceutical company, today reported financial results for the third quarter of 2025 and recent business highlights.

“With a strong balance sheet, we continue to make great progress on our cardiac and skeletal muscle programs,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise. “Planning for success in GRAND CANYON, we are building the commercial infrastructure to support a potential launch of sevasemten in Becker. We recently initiated clinical development of EDG-15400, our new clinical candidate targeting heart failure and we’re actively developing Phase 3 trial designs in HCM and Duchenne, while continuing to advance our pipeline through innovative R&D.”

Recent Highlights

Muscular Dystrophy Program

Sevasemten is an orally administered first-in-class fast skeletal myosin inhibitor designed to protect against contraction-induced muscle damage in muscular dystrophies including Becker and Duchenne.

MESA open-label extension trial in adults with Becker: The Company continues to advance MESA, an open-label extension trial that collects long term safety and efficacy data of sevasemten to participants with Becker who were previously enrolled in ARCH, or completed CANYON, GRAND CANYON, or DUNE. As of September 2025, 99% of eligible participants are enrolled in MESA.

GRAND CANYON, a global pivotal placebo-controlled cohort in Becker: In February 2025, the Company completed enrollment in GRAND CANYON, an expansion of the CANYON placebo-controlled trial. The 18-month GRAND CANYON cohort is active in 12 countries, and has enrolled 175 adults, reflective of the Becker community’s enthusiasm to have access to a therapy with the potential to stabilize their debilitating decline in function. GRAND CANYON is highly powered to be able to show a statistically significant difference in NSAA versus placebo over 18 months and the Company expects to report topline data in the fourth quarter of 2026. To learn more, go to clinicaltrials.gov (NCT05291091).

LYNX and FOX Phase 2 placebo-controlled trials in boys with Duchenne: LYNX is designed to evaluate the effect of sevasemten on safety, biomarkers of muscle damage and function in four- to nine-year-old participants with Duchenne treated with sevasemten in a three-month placebo-controlled dose ranging study, followed by an open-label extension period. In June 2025, the Company announced encouraging observations across functional measures, including Stride Velocity 95th Centile (SV95C), NSAA and 4 stair-climb, while identifying a dose of 10 mg to evaluate in Phase 3.

FOX is designed to evaluate the effect of sevasemten on safety, biomarkers of muscle damage and function in six- to 14-year-old participants with Duchenne who have been previously treated with gene therapy. FOX participants are on average over 10 years old and four years out from receiving gene therapy. Initial results from the FOX study support that sevasemten 10 mg has the potential to reduce the rate of functional decline.

The Company plans to meet with the FDA to discuss a Phase 3 study design including input on the patient population and endpoints, with plans to initiate a pivotal study in 2026. The Company will continue to collect longer-term safety and functional data in the open-label extensions of LYNX and FOX. For more information, go to clinicaltrials.gov to learn more about LYNX (NCT05540860) and FOX (NCT06100887).

Cardiovascular and Cardiometabolic Programs

EDG-7500 is a novel oral, selective, cardiac sarcomere modulator, specifically designed to slow early contraction velocity and address impaired cardiac relaxation associated with HCM and other diseases of diastolic dysfunction.

CIRRUS-HCM Phase 2 trial in adults with HCM: The Company is advancing CIRRUS-HCM, a multi-part, open-label trial, in participants with HCM at over 20 clinical sites in the U.S. Part A of the trial was designed to evaluate the safety and tolerability of a single oral dose of EDG-7500 in obstructive HCM (oHCM). Part B and Part C of the trial were designed to evaluate the safety and efficacy of once-daily doses of EDG-7500 for four weeks in participants with oHCM (Part B) and in participants with nHCM (Part C). Part D was designed to evaluate the safety and efficacy of EDG-7500 for 12 weeks in participants with oHCM and nHCM and has achieved strong enrollment. The Company is on track to share a program update in the fourth quarter of 2025, with more comprehensive data expected in the first half of 2026. To learn more about CIRRUS-HCM, visit clinicaltrials.gov, NCT06347159 (Phase 2).

EDG-15400 and Heart Failure:

EDG-15400 is a novel oral, selective, cardiac sarcomere modulator, being developed for the treatment of heart failure with preserved ejection fraction (HFpEF), a very common form of heart failure. EDG-15400 is currently being dosed in healthy adults in a Phase 1, randomized, double-blind, placebo-controlled, single and multiple ascending dose study evaluating safety, tolerability, pharmacokinetics and pharmacodynamics. The Company expects topline results from this study in the first half of 2026. To learn more about this study, go to clinicaltrials.gov (NCT07177066).

Cardiometabolic preclinical program:

The Company continues to advance its preclinical cardiometabolic program.

Strengthened Engagement with the Scientific and Patient Communities

The Company continued its education and outreach with the muscular dystrophy and HCM medical and patient communities. The team participated in the Annual International Congress of the World Muscle Society, Becker Education and Engagement Day, European Society of Cardiology Congress, Heart Failure Society of America Annual Scientific Meeting, and the International Workshop on Cardiomyopathies. The Company continues to sponsor and participate in numerous other clinician and patient-focused events.

Third Quarter Financial Results

Cash, cash equivalents and marketable securities were approximately $563.3 million as of September 30, 2025.

Research and development (R&D) expenses were $37.5 million for the third quarter of 2025, compared to $33.6 million for the immediately preceding quarter. The increase of $3.9 million was primarily driven by a $1.4 million increase in EDG-15400 clinical development activities related to initiation of a Phase 1 trial in the third quarter 2025, a $0.9 million increase in EDG-7500 clinical development activities related to continued patient activity in our CIRRUS-HCM trial and other pharmacokinetic studies, a $0.5 million increase in sevasemten clinical development activities related to additional costs incurred to support continued patient activity in GRAND CANYON and roll over to the MESA open label extension, a $0.9 million increase in professional fees and other research costs, and a $0.2 million increase in manufacturing expenses to support clinical development across our cardiac programs.

General and administrative (G&A) expenses were $9.4 million for the third quarter of 2025, compared to $9.1 million for the immediately preceding quarter. The increase of $0.3 million was primarily driven by additional personnel-related costs.

Net loss and net loss per share for the third quarter of 2025 was $40.7 million or $0.39 per share, compared to $36.1 million or $0.34 per share for the immediately preceding quarter.

About Edgewise Therapeutics

Edgewise Therapeutics is a leading muscle disease biopharmaceutical company developing novel therapeutics for muscular dystrophies and serious cardiac conditions. The Company’s deep expertise in muscle physiology is driving a new generation of novel therapeutics. Sevasemten is an orally administered first-in-class fast skeletal myosin inhibitor in late-stage clinical trials in Becker and Duchenne muscular dystrophies. EDG-7500 is a novel cardiac sarcomere modulator for the treatment of hypertrophic cardiomyopathy and other diseases of diastolic dysfunction, currently in Phase 2 clinical development. EDG-15400 is a novel cardiac sarcomere modulator for the treatment of heart failure, currently in Phase 1 clinical development. The entire team at Edgewise is dedicated to our mission: changing the lives of patients and families affected by serious muscle diseases. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, X , Facebook and Instagram.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s product candidates and programs, including sevasemten, EDG-7500, EDG-15400 and its cardiovascular and cardiometabolic programs; statements regarding a potential U.S. launch of sevasemten in Becker; statements regarding the market opportunity for Duchenne, Becker and HFpEF; statements regarding Edgewise’s expectations relating to its clinical trials, including timing of reporting data (including an update and comprehensive data on the CIRRUS-HCM trial, the presentation of data from the GRAND CANYON trial and the presentation of data from the Phase 1 trial of EDG-15400); timing of the initiation of a pivotal study of sevasemten; statements regarding Edgewise’s commercial readiness for a U.S. launch of sevasemten in Becker; statements regarding Edgewise’s Phase 3 trial designs in HCM and Duchenne; statements regarding Edgewise’s ability to advance its pipeline; statements regarding Edgewise’s plans to continue to collect longer-term open label extension data; statements regarding Edgewise’s plans to meet with the FDA; statements regarding the potential results of Edgewise’s GRAND CANYON trial; and statements by Edgewise’s President and Chief Executive Officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with Edgewise’s limited operating history, its products being early in development and not having products approved for commercial sale; risks associated with Edgewise not having generated any revenue to date; Edgewise’s ability to achieve objectives relating to the discovery, development and commercialization of its product candidates, if approved; Edgewise’s need for substantial additional capital to finance its operations; Edgewise’s substantial dependence on the success of sevasemten and EDG-7500; Edgewise’s ability to develop and commercialize sevasemten, EDG-7500 and EDG-15400, and discover, develop and commercialize product candidates in its cardiovascular, cardiometabolic and future programs; risks related to Edgewise’s clinical trials of its product candidates not demonstrating safety and efficacy; risks related to Edgewise’s product candidates causing serious adverse events, toxicities or other undesirable side effects; the outcome of preclinical testing and early clinical trials not being predictive of the success of later clinical trials and the risks related to the results of Edgewise’s clinical trials not satisfying the requirements of regulatory authorities; delays or difficulties in the enrollment and/or maintenance of patients in clinical trials; risks related to failure to capitalize on other indications or product candidates; risks related to competition; risks relating to interim, topline and preliminary data from Edgewise’s clinical trials changing as more patient data becomes available; risks related to failure to develop a proprietary drug discovery platform; risks related to exposure to additional risk if we develop sevasemten and potential other programs in connection with other therapies; risks related to production of drugs by Edgewise’s third-party manufacturers; risks related to changes in methods of product candidate manufacturing or formulation; risks related to not achieving adequate market acceptance; risks related to the patient population for our product candidates having a small patient population; risks related to the regulatory approval processes of domestic and foreign authorities being lengthy, time consuming and inherently unpredictable; risks relating to disruptions at the FDA, the SEC and other government agencies; risks relating to Edgewise’s ability to attract and retain highly skilled executive officers and employees; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; Edgewise’s reliance on third parties; risks related to future acquisitions or strategic partnerships; risks related to general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference into this press release.

Edgewise Therapeutics, Inc.

Condensed Statement of Operations

(in thousands except share and per share amounts, unaudited)

	Three months ended
	September 30, 2025	June 30, 2025
Operating expenses:
Research and development	$37,480	$33,558
General and administrative	9,378	9,052
Total operating expenses	46,858	42,610
Loss from operations	(46,858)	(42,610)
Interest income	6,192	6,495
Net loss	$(40,666)	$(36,115)
Net loss per share - basic and diluted	$(0.39)	$(0.34)
Weighted-average shares outstanding, basic and diluted	105,492,779	104,940,493

Edgewise Therapeutics, Inc.

Condensed Balance Sheet Data

(in thousands, unaudited)

	September 30	December 31,
	2025	2024
Assets
Cash, cash equivalents and marketable securities	$563,340	$470,170
Other assets	20,126	16,647
Total assets	$583,466	$486,817
Liabilities and stockholders' equity
Liabilities	24,819	27,601
Stockholders' equity	558,647	459,216
Total liabilities and stockholders' equity	$583,466	$486,817

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Edgewise Contacts
Investors:
Michael Carruthers, Chief Financial Officer

ir@edgewisetx.com

Media:
Maureen Franco, VP Corporate Communications
media@edgewisetx.com